EXHIBIT 2.2

CERTIFICATE OF MERGER

OF

COMMERCE DEVELOPMENT CORPORATION, LTD.,

a Maryland corporation

INTO

COMMERCE DEVELOPMENT CORPORATION, LTD.,

a Delaware corporation

(Under Section 252 of the General Corporation Law of the State of Delaware)

Commerce Development Corporation, Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

(1) The name and state of incorporation of each of the constituent corporations are:

a.	Commerce Development Corporation, Ltd., a Maryland corporation (“CDPC Maryland”); and

b.	Commerce Development Corporation, Ltd., a Delaware corporation (“CDPC Delaware”).

(2) An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by CDPC Maryland and CDPC Delaware in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

(3) The name of the surviving corporation is “Commerce Development Corporation, Ltd.”, a Delaware corporation, which will continue its existence as the surviving corporation under its present name upon the effect date of the merger.

(4) The certificate of incorporation of CDPC Delaware shall be the certificate of incorporation of the surviving corporation after the effectiveness of the merger.

(5) The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, CDPC Delaware, located at 10800 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, as may be revised from time to time.

(6) A copy of the Agreement and Plan of Merger will be furnished by CDPC Delaware, upon request and without cost, to any stockholder of CDPC Maryland or stockholder of CDPC Delaware.

(7) The authorized capital stock of CDPC Maryland is 300,000,000 shares of common stock.

(8) This Certificate of Merger shall be effective at 5:01 p.m. local time in Delaware, on April 7, 2006.

IN WITNESS WHEREOF, CDPC Delaware has caused this Certificate of Merger to be signed by the Chief Executive Officer and Assistant Secretary, respectively, of the Corporation, this 7th day of April, 2006.

COMMERCE DEVELOPMENT CORPORATION, LTD., a Delaware corporation

By:	/s/ Silas Phillips
Silas Phillips Chief Executive Officer

By:	/s/ Edgar D. Park
Edgar D. Park Assistant Secretary